UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2012

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208 Lake Oswego, Oregon 97034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2012, Galena Biopharma, Inc. (“we,” “our” or the “Company”) entered into a further amendment to the securities purchase agreement, dated as of September 24, 2011, among the Company, RXi Pharmaceuticals Corporation (“RXi”), and Tang Capital Partners, LP and RTW Investments, LLC (collectively, the “Investors”) in order to extend until April 11, 2012 the date after which the securities purchase agreement may be terminated by either party if the closing shall not have occurred, as well as the maturity date of the outstanding convertible promissory notes of RXi held by the Investors.

Item 8.01	Other Events.

On February 27, 2012 we announced, as required by NASDAQ rules, that our board of directors had declared a conditional dividend on Galena common stock of one share of common stock of RXi for each outstanding share of Galena common stock. The spin-off shares will be payable, subject to certain conditions described below, with respect to shares of our common stock outstanding as of close of business (Eastern time) on March 8, 2012, the record date for the distribution, in the ratio of one RXi share for each share of Galena common stock held as of the record date. In light of the conditional nature of the partial spin-off of RXi, our board of directors has not set a payment date for the distribution, and under NASDAQ rules our common stock is not yet trading “ex-dividend.” Accordingly, unless and until NASDAQ establishes an “ex-dividend” date for our common stock, stockholders who sell shares of our common stock that they owned as of the record date also will be selling the right to receive shares of RXi distributable with respect to such shares of our common stock. The distribution of the spin-off shares will be taxable to Galena stockholders who receive RXi shares in the distribution.

The distribution to Galena stockholders of the shares of common stock of RXi, which we sometimes refer to as the “spin-off shares,” is to be made pursuant to the registration statement filed by RXi with the Securities and Exchange Commission, or “SEC,” and declared effective on February 14, 2012. Because the RXi registration statement will go “stale” on April 30, 2012, we must complete the distribution of the spin-off shares by that date, or cause RXi to update the information in the registration statement by filing a post-effective amendment thereto which would have to be declared effective by the SEC.

The establishment of a payment date for the distribution and the payment of the distribution is dependent upon the timing of effectiveness of an application filed with the Financial Industry Regulatory Authority, or “FINRA,” to permit RXi common stock to be traded in the OTC Markets Group under the symbol “RXII.OB.” The payment of the distribution also is conditioned upon the purchase under the securities purchase agreeement among us, RXi and two institutional investors, which we sometimes refer to as the “RXi investors,” of the RXi investors’ purchase of a total of $9,500,000 of preferred stock of RXi, which purchase is subject to certain closing conditions that may or may not be satisfied. In addition, the securities purchase agreement provides that the agreement may be unilaterally terminated by us or by the RXi investors if the closing of the transactions has not occurred by April 11, 2012. Accordingly, unless this date is extended by mutual agreement of the RXi investors and us, either we or the RXi investors generally may terminate the securities purchase agreement at any time after April 11, 2012, unless the failure of the closing to occur was due to the fault of the party seeking to terminate the securities purchase agreement.

We and the RXi investors may agree to further extend the April 11, 2012 termination date under the securities purchase agreement, but there is no assurance whether or on what terms it may be extended. For all of these reasons, there is no assurance that the payment and distribution of the RXi shares will be completed as planned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: April 4, 2012	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer